Exhibit 10(h)

BANK OF AMERICA CORPORATION DIRECTOR DEFERRAL PLAN

Amendment Dated April 24, 2002

Bank of America Corporation (the “Corporation”) sponsors the Bank of America Corporation Director Deferral Plan (the “Plan”). The following is an amendment to the Plan adopted at the April 24, 2002 meeting of the Board of Directors of the Corporation adding vesting provisions with respect to Stock Units consistent with a similar amendment made to the Directors’ Stock Plan on April 24, 2002:

1.    The following new paragraph 5(l) is added to the Plan effective as of April 24, 2002:

“(l)    Vesting of Stock Units.    For Stock Units credited to a Participant’s Account under paragraph 5(c)(iii) above on or after April 24, 2002, except as otherwise provided in this paragraph 5(l), such Stock Units shall not become vested until the first anniversary of the date the related Annual Retainer Fee would have otherwise been paid (or, if earlier, the date of the next annual meeting of the stockholders of the Corporation) (the “Vesting Date”). If the Participant ceases to serve as a Nonemployee Director before the Vesting Date due to the Nonemployee Director’s death, or if there is a “Change in Control” (as defined under the Stock Plan) prior to the Vesting Date, then the Stock Units shall become fully vested as of the date of such death or Change in Control, as applicable. If the Nonemployee Director ceases to serve as a Nonemployee Director at any time for any reason other than death before the earlier of the Vesting Date or a Change in Control, then the Stock Units shall become vested pro rata (based on the number of days between the date the related Annual Retainer Fee would have otherwise been paid and the date of cessation of services divided by 365 days), and to the extent the Stock Units are not thereby vested they shall be forfeited as of the date of such cessation of services.”

2.    Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

BANK OF AMERICA CORPORATION

DIRECTOR DEFERRAL PLAN

As Amended and Restated Effective December 10, 2002

1.    Name:

This plan shall be known as the “Bank of America Corporation Director Deferral Plan” (the “Plan”).

2.    Purpose and Intent:

The purpose of the Plan is to provide Nonemployee Directors with the opportunity to defer some or all of their compensation received as directors of the Corporation. It is the intent of the Corporation that amounts deferred under the Plan by a Nonemployee Director shall not be taxable to the Nonemployee Director for income tax purposes until the time actually received by the Nonemployee Director. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

3.    Definitions:

For purposes of the Plan, the following terms shall have the following meanings:

“Accounts” of a Participant mean collectively the Participant’s Cash Account and the Stock Account.

“Annual Retainer Fee” means the fee payable at each annual stockholders meeting to Nonemployee Directors for their services as directors of the Corporation, a portion of which is payable in cash and a portion of which is payable in shares of Restricted Stock under the Stock Plan.

“Annual Stock Award” means the award of Restricted Stock made under Section 5(b) of the Stock Plan (which replaces annual awards of stock options to Nonemployee Directors under the Stock Plan and which is separate from the stock portion of the Annual Retainer Fee).

“Board” means the Board of Directors of the Corporation.

“Cash Account” means the account maintained in dollars on the books of the Corporation to record a Participant’s interest under the Plan attributable to any Cash Compensation deferred by the Participant into the Cash Account pursuant to paragraph 5(c)(ii) below, as adjusted from time to time pursuant to the terms of the Plan.

“Cash Compensation” means each of the following: (i) the cash portion of the Annual Retainer Fee, (ii) a Committee Chairperson Retainer Fee and (iii) Meetings Fees.

“Claim” means a claim for benefits under the Plan.

“Claimant” means a person making a Claim.

“Committee Chairperson Retainer Fee” means the annual retainer fee payable to certain Nonemployee Directors of the Corporation for their services as chairpersons of certain committees of the Board.

“Common Stock” means the common stock of the Corporation.

“Compensation Committee” means the committee of individuals who are serving from time to time as the members of the Compensation Committee of the Board.

“Corporate Benefits Committee” means the committee of individuals who are serving from time to time as the members of the Corporate Benefits Committee of the Corporation.

“Corporate Personnel Group” means the group of employees designated as such from time to time by the Corporation.

“Fair Market Value” of a share of Common Stock on any date means the closing price of a share as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no shares were publicly traded on that day, the immediately preceding day that shares were so traded) published in The Wall Street Journal [Eastern Edition] or in any other publication selected by the Plan Administrator; provided, however, that if the shares are misquoted or omitted by the selected publication(s), the Plan Administrator shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources.

“Meetings Fees” means the fees payable to a Nonemployee Director for attendance at meetings of the Board and meetings of committees of the Board on which the Nonemployee Director serves.

“Nonemployee Director” means an individual who is a member of the Board, but who is not an employee of the Corporation or any of its subsidiaries.

“Participant” means a Nonemployee Director who has elected to participate in the Plan as provided in paragraph 5(b) below.

“Plan Administrator” means the Corporate Personnel Group, or such other person or entity designated as the “Plan Administrator” for purposes of the Plan by the Compensation Committee.

“Plan Year” means the twelve (12) month period beginning January 1 and ending December 31.

“Restricted Stock” means “Restricted Stock” as defined under the Stock Plan (which includes both shares awarded as the stock portion of the Annual Retainer Fee and shares awarded as part of the Annual Stock Award).

“Stock Account” means the account maintained in Stock Units on the books of the Corporation to record a Participant’s interest under the Plan attributable to any Cash Compensation deferred by the Participant into the Stock Account pursuant to paragraph 5(c)(ii) below and any Stock Compensation deferred under the Plan, as adjusted from time to time pursuant to the terms of the Plan.

“Stock Compensation” means each of the following: (i) the stock portion of the Annual Retainer Fee and (ii) an Annual Stock Award.

“Stock Plan” means the Bank of America Corporation Directors’ Stock Plan, as the same may be amended from time to time.

“Stock Unit” means a unit having a value as of a given date equal to the Fair Market Value of one (1) share of Common Stock on such date.

4.    Administration:

The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that shall arise hereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Plan Administrator may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Plan Administrator upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.    Operation:

(a)    Eligibility.    Each Nonemployee Director shall be eligible to participate in the Plan.

(b)    Elections to Defer.    A Nonemployee Director may become a Participant in the Plan for a Plan Year by irrevocably electing, on a form provided by the Plan Administrator, to defer all or any portion of each of the following amounts payable during the Plan Year, with separate deferral elections to be made for each: (i) the portion of the Annual Retainer Fee payable in cash, (ii) the portion of the Annual Retainer Fee payable in stock, (iii) any Annual Stock Award, (iv) any Committee Chairperson Retainer Fee and (v) any Meetings Fees. In order to be effective, a Nonemployee Director’s election to defer must be executed and returned to the Plan Administrator on or before the date specified by the Plan Administrator for such purpose. Such election must normally be made prior to the beginning of the Plan Year to which the election relates. However, the Plan Administrator, in its sole and exclusive discretion, may determine that in certain circumstances an election may be made during a Plan Year if such determination is not inconsistent with the intent of the Plan expressed in paragraph 2 above.

(c)     Establishment of Accounts.

(i)    The Corporation shall establish and maintain on its books a Cash Account and a Stock Account for each Participant. Each Account shall be designated by the name of the Participant for whom established.

(ii)    Any Cash Compensation deferred by a Participant shall be credited to the Participant’s Cash Account or Stock Account as the Participant shall elect. The election shall be made at the time determined by the Plan Administrator and on the form provided by the Plan Administrator. A separate election directing deferral to the Cash Account or Stock Account shall be permitted with respect to each separate component of Cash Compensation being deferred. If no election is made, any Cash Compensation deferred shall be credited to the Participant’s Cash Account. To the extent any Cash Compensation is to be credited to a Participant’s Cash Account, such amounts shall be credited to the Cash Account as of the date the amounts would have otherwise been paid to the Participant. To the extent any Cash Compensation is to be credited to a Participant’s Stock Account, the Stock Account shall be credited as of the date the amounts would have otherwise been paid to the Participant with the number of Stock Units equal to the dollar amount of the deferral divided by the Fair Market Value of a share of Common Stock on such date.

(iii)    Any Stock Compensation deferred by a Participant shall be credited to the Participant’s Stock Account in a number of “Stock Units” equal to the number of shares of Restricted Stock being deferred (including any fractional shares). The Stock Units shall be credited to the Participant’s Stock Account as of the date the shares of Restricted Stock would have otherwise been awarded under the Stock Plan.

(d)    Account Adjustments: Cash Account.    As of the last day of each calendar month, each Cash Account shall be adjusted for such month so that the level of investment return of the Cash Account shall be substantially equal to the ask yield of the most recent auction of 30-year Treasury bonds, as quoted for the last business day of the immediately preceding calendar month in the Wall Street Journal (Eastern Edition), or if such quotations are not available in the Wall Street Journal, in a similar financial publication selected by the Plan Administrator.

(e)    Account Adjustments: Stock Account.    Each Stock Account shall be credited additional full or fractional Stock Units for cash dividends paid on the Common Stock based on the number of Stock Units in the Stock Account on the applicable dividend record date and calculated based on the Fair Market Value of the Common Stock on the applicable dividend payment date. Each Stock Account shall also be equitably adjusted as determined by the Plan Administrator in the event of any stock dividend, stock split or similar change in the capitalization of the Corporation.

(f)    Payment Options.    At the time a Participant first makes an election to defer under the Plan, the Participant shall be given the opportunity to elect one of the following payment options: (i) single cash payment, (ii) five (5) annual installments or (iii) ten (10) annual installments. The election shall be made in writing on a form provided by the Plan Administrator and must be returned to the Plan Administrator before such date as specified by the Plan Administrator. Such election shall be effective with respect to all amounts deferred under the Plan by the Participant. If a Participant fails to duly elect a payment option, the method of payment shall be the single cash payment. After the initial deferral election, a Participant may elect a new payment option from among the payment options listed above by submitting a new payment option election to the Plan Administrator. The new payment option election shall be made in writing on the form provided by the Plan Administrator. The payment option election shall become effective on the one year anniversary of the date the form is filed with the Plan Administrator, provided the Participant has remained a Nonemployee Director continuously until that date. No additional payment option election may be submitted during such one-year period. No new payment election may shorten the period of time during which payments would have been made in the absence of such election. Upon becoming effective, the new payment option shall apply with respect to all amounts deferred under the Plan by the Participant, including amounts deferred under the Plan before the election became effective.

(g)    Single Cash Payment.    If a Participant to whom the single cash payment method applies terminates services with the Corporation as a member of the Board, such Participant’s Accounts shall continue to be credited with adjustments under paragraph
5(d) and paragraph 5(e) above through December 31 of the calendar year in which such termination of services occurred. The number of Stock Units in the Stock Account as of such December 31 shall be converted to cash based on the Fair Market Value of the Common Stock on such date, and such cash amount together with the final Cash Account balance as of such December 31 shall be paid in a single cash payment to the Participant (or to the Participant’s designated beneficiary in the case of the Participant’s termination of services as the result of the Participant’s death) by January 31 of the following calendar year.

(h)    Annual Installments.    If a Participant to whom the annual installments method applies terminates service with the Corporation as a member of the Board, the amount of such annual installments shall be calculated and paid pursuant to the provisions of this paragraph 5(h). The Participant’s Accounts shall continue to be credited with adjustments under paragraph 5(d) and paragraph 5(e) above until the Accounts are fully paid out. The first installment shall be paid by January 31 of the calendar year immediately following the calendar year in which such termination of services occurred, and each subsequent installment shall be paid by
January 31 of each subsequent calendar year. Each payment shall be equal to (i) the sum of the Participant’s balance in each Account as of December 31 of the calendar year immediately preceding the calendar year of payment, multiplied by (ii) a fraction, the numerator of which is one and the denominator is the number of installments remaining, including the current year’s payment. For purposes of the preceding sentence, the balance of the Stock Account shall be equal to the number of the Participant’s Stock Units as of each December 31 multiplied by the Fair Market Value of the Common Stock on such date. In the event of the Participant’s death, any remaining annual installments shall be paid to the Participant’s designated beneficiary.

(i)    Other Payment Provisions.    Subject to the provisions of paragraph 5(j) and paragraph 6 below, a Participant shall not be paid any portion of the Participant’s Accounts prior to the Participant’s termination of services as a member of the Board of Directors of the Corporation. Any payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of the Plan to a Participant, beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s legal representative (or attorney-in-fact in the case of an incompetent) as the Plan Administrator, in its sole discretion, may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto. Participants shall designate a beneficiary under the Plan on a form furnished by the Plan Administrator, and if a Participant does not have a beneficiary designation in effect, the designated beneficiary shall be the Participant’s estate.

(j)    Withdrawals on Account of an Unforeseeable Emergency.    A Participant who is in active service as a member of the Board of Directors of the Corporation may, in the Plan Administrator’s sole discretion, receive a payment of all or any part of the amounts previously credited to the Participant’s Cash Account (but not Stock Account) in the case of an “unforeseeable emergency.” A Participant requesting a payment pursuant to this subparagraph (j) shall have the burden of proof of establishing, to the Plan Administrator’s satisfaction, the existence of such “unforeseeable emergency,” and the amount of the payment needed to satisfy the same. In that regard, the Participant shall provide the Plan Administrator with such financial data and information as the Plan Administrator may request. If the Plan Administrator determines that a payment should be made to a Participant under this subparagraph (j), such payment shall be made within a reasonable time after the Plan Administrator’s determination of the existence of such “unforeseeable emergency” and the amount of payment so needed. As used herein, the term “unforeseeable emergency” means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that shall constitute an “unforeseeable emergency” shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be “unforeseeable emergencies” include the need to send a Participant’s child to college or the desire to purchase a home. Withdrawals of amounts because of an “unforeseeable emergency” shall not exceed an amount reasonably needed to satisfy the emergency need.

(k)    Statements of Account.    Each Participant shall receive an annual statement of the balance in the Participant’s Accounts.

(l)    Vesting of Stock Units.    For Stock Units credited to a Participant’s Account related to a deferral of Stock Compensation under paragraph 5(c)(iii) above, except as otherwise provided in this paragraph 5(l), such Stock Units shall not become vested until the related “Vesting Date” under (and as defined in) the Stock Plan. If the Participant ceases to serve as a Nonemployee Director before the Vesting Date due to the Nonemployee Director’s death, or if there is a “Change in Control” (as defined under the Stock Plan) prior to the Vesting Date, then the Stock Units shall become fully vested as of the date of such death or Change in Control, as applicable. If the Nonemployee Director ceases to serve as a Nonemployee Director at any time for any reason other than death before the earlier of the Vesting Date or a Change in Control, then the Stock Units shall become vested pro rata to the same extent they would have become vested under the provisions of the Stock Plan, and to the extent the Stock Units are not thereby vested they shall be forfeited as of the date of such cessation of services.

6.      Amendment, Modification and Termination of the Plan:

The Compensation Committee shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no such amendment or termination shall reduce the amount actually credited to a Participant’s Accounts under the Plan on the date of such amendment or termination, or further defer the due dates for the payment of such amounts, without the consent of the affected Participant. Notwithstanding the provisions of paragraph 5(f), in connection with any termination of the Plan the Compensation Committee shall have the authority to cause the Accounts of all Participants to be paid in a single cash payment as of a date determined by the Compensation Committee or to otherwise accelerate the payment of Accounts in such manner as the Compensation Committee shall determine in its discretion.

7.    Claims Procedures:

(a)    General.    In the event that a Claimant has a Claim under the Plan, such Claim shall be made by the Claimant’s filing a notice thereof with the Plan Administrator within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Plan Administrator shall be afforded a reasonable opportunity to state such Claimant’s position and to present evidence and other material relevant to the Claim to the Plan Administrator for its consideration in rendering its decision with respect thereto. The Plan Administrator shall render its decision in writing within ninety (90) days after the Claim is referred to it, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered no later than one hundred eighty (180) days after the Claim is referred to it. A copy of such written decision shall be furnished to the Claimant.

(b)    Notice of Decision of Plan Administrator.    Each Claimant whose Claim has been denied by the Plan Administrator shall be provided written notice thereof, which notice shall set forth:

(i)	the specific reason(s) for the denial:

(ii)	specific reference to pertinent provision(s) of the Plan upon which such denial is based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure hereunder for review of such Claim;

all in a manner calculated to be understood by such Claimant.

(c)    Review of Decision of Plan Administrator.    Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Plan Administrator denying the Claim. Such review shall be by the Corporate Benefits Committee. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Plan

Administrator and shall be made by the written request of the Claimant or such Claimant’s duly authorized representative of the Corporate Benefits Committee. In the event of appeal, the Claimant or such Claimant’s duly authorized representative may review pertinent documents and submit issues and comments in writing to the Corporate Benefits Committee. The Corporate Benefits Committee shall review the following:

(i)    the initial proceedings of the Plan Administrator with respect to such Claim;

(ii)    such issues and comments as were submitted in writing by the Claimant or the Claimant’s duly authorized representative; and

(iii)    such other material and information as the Corporate Benefits Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Plan Administrator.

The Corporate Benefits Committee may approve, disapprove or modify the decision of the Plan Administrator, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Corporate Benefits Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Corporate Benefits Committee shall be in writing and in a manner calculated to be understood by the Claimant and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon which such decision is based. The Claimant shall be furnished a copy of the written decision of the Corporate Benefits Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

8.    Applicable Law:

The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of Delaware.

9.    Miscellaneous:

A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. The Plan shall be an unsecured, unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and any Participant. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.